CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference of our reports dated December 27, 2012 on Dreyfus Diversified International Fund, Dreyfus Emerging Asia Fund, Dreyfus Greater China Fund, Dreyfus India Fund and Dreyfus Satellite Alpha Fund for the fiscal year ended October 31, 2012 which are incorporated by reference in this Registration Statement (Form N-1A  Nos. 33-44254 and 811-6490) of Dreyfus Premier Investment Funds, Inc.

                                                                                                ERNST & YOUNG LLP

New York, New York

February 25, 2013